CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Appointment of the Independent Registered Public Accounting Firm”, and “Financial Highlights” and to the use of our report dated June 26, 2013 for Nuveen New Jersey Dividend Advantage Municipal Fund, Nuveen New Jersey Investment Quality Municipal Fund, Inc., Nuveen New Jersey Premium Income Municipal Fund, Inc., and Nuveen New Jersey Dividend Advantage Municipal Fund 2 in the Registration Statement (Form N-14) and related Joint Proxy Statement/Prospectus and Statement of Additional Information of Nuveen New Jersey Dividend Advantage Municipal Fund filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-194142).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

May 16, 2014